BioSpecifics Technologies Corp. Reports Fourth Quarter
and Full Year 2011 Financial Results

LYNBROOK, NY – March 9, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Europe and Eurasia, today announced its financial results for the fourth quarter and full year ended December 31, 2011 and provided a corporate update.

“We are eagerly awaiting the Peyronie’s disease Phase III top-line results which are expected late in the second quarter of 2012. We believe there is strong commercial potential for XIAFLEX for this debilitating disease and, if approved, we expect to see an improvement in global sales progress for XIAFLEX,” reflected Thomas L. Wegman, President of BioSpecifics. “We look forward to initiating our internal human and canine lipoma trials during the first half of 2012, as well as continued revenue growth for XIAFLEX for Dupuytren’s contracture and Actelion’s commercialization in the rest-of-world markets.”

Financial Results

BioSpecifics reported net income of $71,326 for the quarter ended December 31, 2011, or $0.01 per basic and diluted share, compared to net income of $140,169, or $0.02 per basic and diluted common share for the same period in 2010. For the full year ended December 31, 2011, the Company reported net income of $6.6 million, or $1.04 per share on a basic and $0.95 on a fully diluted basis, compared to a net loss of $1.5 million, or $0.24 per share on a basic and fully diluted basis in the same period in 2010.

Total revenue for the fourth quarter of 2011 was $2.6 million, compared to $1.1 million for the same period in 2010. For the full year ended December 31, 2011, total revenue was $11.4 million, compared to $5.7 million in 2010. Total royalty, mark-up on cost of goods sold and earn-out revenues for the year ended December 31, 2011 increased to $6.3 million due to higher net sales of XIAFLEX and Santyl® reported to BioSpecifics by its partners Auxilium Pharmaceuticals, Inc. (Auxilium) and DFB Biotech, Inc. (DFB) and their affiliates as compared to $2.3 million in the same period in 2010.

Total licensing fees consisting of licensing and sublicensing fees and milestones were $5.0 million compared to $3.0 million in the 2010 period. Licensing fees recognized from Auxilium for the full year 2011 were $0.4 million, compared to $0.8 million for the same period in 2010. These licensing revenues related to cash payments received in prior years and amortized over the expected development period. Sublicensing fees recognized in 2011 were $0.75 million compared to zero in the same period in 2010. BioSpecifics recognized $0.75 million of the $15.0 million paid to Auxilium by Asahi Kasei Pharma Corporation (Asahi) for the rights to commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Japan. Milestone revenue recognized for the year ended December 31, 2011 was $3.825 million compared to $2.275 million in the 2010 period. In the 2011 period, the Company recognized three milestones related to the first sale of XIAFLEX in the United Kingdom, Germany and Spain by Pfizer, Inc. (Pfizer) for Dupuytren’s contracture. In the 2010 period, BioSpecifics recognized two milestone payments of which $1.275 million was related to the scientific/technical review procedure of Pfizer’s Marketing Authorization Application for XIAFLEX for Dupuytren’s contracture in Europe and $1.0 million was related to the approval of XIAFLEX for Dupuytren’s contracture by the FDA in February 2010.

Consulting revenues recognized for the periods ended December 31, 2011 and 2010 were $46,667 and $0.3 million, respectively. The change in consulting and technical assistance obligations under the DFB Agreement is due to the expiration of the consulting services in March 2011.

Research and development expenses for the fourth quarter of 2011 were $0.3 million, compared to a credit of $34,256 for the same period in 2010. This increase in research and development expenses was due to clinical development activities and research and development consulting expenses. The credit in the 2010 period in research and development was mainly due to an adjustment during the quarter to the amount of third party lyophilization expenses reported to BioSpecifics by Auxilium. For the year ended December 31, 2011, research and development expenses were $1.0 million, compared to $1.2 million in 2010. This decrease in research and development expenses was primarily due to lower third party development costs that are reimbursable under the Auxilium Agreement partially offset by increased clinical development expenses.

General and administrative expenses for the fourth quarter of 2011 were $1.1 million, compared to $1.5 million for the same period in 2010. For the year ended December 31, 2011, general and administrative expenses were $5.2 million, compared to $6.5 million in 2010. The decrease in general and administrative expenses was due to lower stock based compensation, consulting services, general legal fees and services related to investor relations partially offset by increases in patent costs and director fees.

As of December 31, 2011, BioSpecifics had cash and cash equivalents and investments of $8.2 million, compared to $7.8 million on December 31, 2010.

Recent Corporate Highlights:

  In February 2012, Auxilium reported a 206% increase in worldwide net revenues for XIAFLEX for the treatment of Dupuytren’s contracture in 2011 compared to 2010. Worldwide revenues for XIAFLEX were $15.7 million for the fourth quarter of 2011, $13.4 million of which were in the U.S., and $56.4 million for the year ended December 31, 2011, $44.0 million of which were in the U.S.
  In February 2012, Auxilium entered into a partnership with Actelion Pharmaceuticals Ltd. (Actelion) for the long-term development, supply and commercialization of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease. Under this agreement, Actelion will receive exclusive rights to commercialize XIAFLEX for these two indications in Canada, Australia, Brazil and Mexico upon receipt of the respective regulatory approvals. BioSpecifics will receive a certain percentage of the $10 million upfront payment paid to Auxilium by Actelion and a certain percentage of the $16 million on regulatory, pricing and reimbursement events and the $42.5 million in sales based milestones. BioSpecifics will also receive from Auxilium royalties from net sales and payments on costs of goods sold, which will be a specified percentage of what Auxilium is entitled to receive from Actelion without regard to any offset that Actelion may have with respect to Auxilium.
  In January 2012, the first cohort of patients was dosed in the Phase Ib study of XIAFLEX for the treatment of edematous fibrosclerotic panniculopathy, commonly known as cellulite. The trial is expected to enroll 63 women between the ages of 21 and 60 years.
  In December 2011, the first patient was dosed in the Phase IIa study of XIAFLEX for the treatment of idiopathic adhesive capsulitis of the shoulder, also known as Frozen Shoulder. The trial is anticipated to enroll 50 adult men and women in the U.S.
  In December 2011, the Company announced the appointment of George Gould, Esq., to its Board of Directors effective December 6, 2011. Mr. Gould has deep expertise in pharmaceutical and biotechnology intellectual property law and has extensive experience as an expert witness in patent cases.
  In October 2011, the first patient was enrolled in the Phase IIIb study of XIAFLEX for the treatment of adult Dupuytren's contracture patients with multiple palpable cords. The study is anticipated to enroll approximately 60 patients in the U.S. and Australia.

Upcoming Anticipated Milestones:

  BioSpecifics’ Clinical Indications for XIAFLEX:

    BioSpecifics will initiate a 14 patient, single center dose escalation Phase II study for the treatment of human lipomas during the first half of 2012. Auxilium will have the option to exclusively license the human lipoma indication upon completion of the appropriate opt-in study.
    BioSpecifics will initiate a clinical trial for the treatment of canine lipomas during the first half of 2012. The study will evaluate 32 dogs randomized 1:1 XIAFLEX to placebo. Auxilium will have the option to exclusively license the canine lipoma indication upon completion of the appropriate opt-in study.
  XIAFLEX for Dupuytren’s Contracture:
    U.S. XIAFLEX 2012 net revenues are expected to be in the range of $55-65 million; ex-U.S. and deferred revenues for XIAFLEX are expected to be in the range of $13-15 million.
    Top-line results for the Phase IIIb Dupuytren's contracture multicord study are expected in 2H12.
  Additional Clinical Indications for XIAFLEX:
    Top-line data for the double-blind placebo-controlled Phase III program of XIAFLEX for the treatment of Peyronie's disease is expected in late 2Q12 and, assuming positive data, the filing of the supplemental Biologics License Application (sBLA) by Auxilium is expected by the end of 2012.
    Top-line results from the open-label Phase Ib dose-escalation trial of XIAFLEX for the treatment of cellulite are expected in 4Q12.
    Top-line results are expected in 1H13 from the Phase IIa open-label controlled dose-ranging study of XIAFLEX for the treatment of Frozen Shoulder syndrome.

Upcoming Annual Meeting:

  The Company announced that its Board of Directors has scheduled the Company’s Annual Meeting of Stockholders to be held on Friday, June 15, 2012 at 11:00 a.m. EDT in New York City.

Webcast and Conference Call

The Company will host a conference call today at 8:30 a.m. EST to discuss these fourth quarter and full year 2011 results.

In order to participate in the conference call, please dial 1-800-860-2442 (domestic) or 1-412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com, or you may use the link: http://www.videonewswire.com/event.asp?id=85437.

A replay of the call will be available one hour after the end of the conference on March 9, 2012 until 9:00 a.m. EDT on March 26, 2012. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10010771. The archived webcast will be available for 90 days in the Investor Relations section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Its partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture in adults with a palpable cord in the palm and is also developing XIAFLEX for the treatment of Peyronie's disease, which is currently in Phase III pivotal clinical trials, as well as for Frozen Shoulder (Adhesive Capsulitis) and cellulite which are in Phase II and Phase I respectively. Pfizer, Inc. is responsible for marketing XIAPEX® for Dupuytren's contracture in the 27 European Union member countries and 19 other European and Eurasian countries and also has commercialization and development rights for Peyronie's disease in these same territories. Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX for Dupuytren's contracture and Peyronie's disease in Japan and Actelion Pharmaceuticals has the development, supply and commercialization rights in Canada, Australia, Brazil and Mexico. BioSpecifics is developing XIAFLEX internally for human and canine lipomas. More information about the Company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. Our forward-looking statements are my predictions based on our current expectations and our projections about future events. These are a number of important factors could cause our actual results to differ materially from those indicated by such forward-looking statements, including the statements made by us or by our partner Auxilium Pharmaceuticals, Inc. (“Auxilium”) regarding progress toward achievement of Auxilium’s objectives for the sale and marketing of XIAFLEX® for Dupuytren’s contracture in the U.S., including, among other things, developments in the reimbursement process; the ability of Pfizer, Inc. to achieve its objectives for XIAPEX® in Europe; the ability of Asahi Kasei Pharma Corporation to achieve its objectives for XIAFLEX in Japan; the ability of Actelion Pharmaceuticals Ltd. to achieve its objectives for XIAFLEX in Canada, Australia, Brazil and Mexico; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease; the potential market for XIAFLEX in a given indication; the initiation and outcome of clinical trials for additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income we may receive; the potential of XIAFLEX to be used in additional indications; the timing of results of any clinical trials; the receipt of any applicable milestone payments from Auxilium; whether royalty payments we are entitled to receive will exceed set-offs; and other risk factors set forth in our Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended September 30, 2011 and our reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2011	2010	2011	2010
Revenues:	(Unaudited)		(Audited)
Net sales	$8,541	$2,180	$21,998	$34,508
Royalties	1,853,276	961,956	6,314,959	2,320,729
Licensing revenue	746,775	109,276	5,012,102	3,026,111
Consulting fees	-	70,000	46,667	280,000
Total Revenues	2,608,592	1,143,412	11,395,726	5,661,348

Costs and expenses:
Research and development	265,063	(34,256)	972,078	1,223,931
General and administrative	1,059,194	1,500,796	5,231,881	6,470,449
Total costs and expenses	1,324,257	1,466,540	6,203,959	7,694,380

Operating income (loss)	1,284,335	(323,128)	5,191,767	(2,033,032)

Other income (expense):
Interest Income	14,719	17,048	55,780	86,310
Other, net	1,344	13,130	15,823	13,130
Qualifying Therapeutic Discovery Grant	-	426,403	-	426,403
	16,063	456,581	71,603	525,843

Income (loss) before income tax	1,300,398	133,453	5,263,370	(1,507,189)
Income tax benefit (expense)	(1,229,072)	6,716	1,338,256	(1,351)

Net income (loss)	$71,326	$140,169	$6,601,626	$(1,508,540)

Basic net income (loss) per share	$0.01	$0.02	$1.04	$(0.24)
Diluted net income (loss) per share	$0.01	$0.02	$0.95	$(0.24)

Shares used in computation of basic net income (loss) per share	6,350,770	6,280,268	6,340,648	6,261,214
Shares used in computation of diluted net income (loss) per share	6,868,087	7,182,558	6,952,386	6,261,214

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	December 31
	2011	2010
Cash and cash equivalents	$3,196,831	$2,470,852
Short term investments	5,000,000	5,360,970
Accounts and income tax receivable, net	3,481,637	2,171,511
Deferred tax assets	3,047,955	-
Working capital	11,970,264	5,990,899
Total assets	16,265,073	11,518,701
Long-term liabilities	276,520	713,619
Total stockholders' equity	14,872,314	6,700,723